Exhibit 99 (i) 14



                                                                  July 25, 2002

For Release: Immediately
Contact:     Analysts:    Steven V. Lant    (845) 486-5254
             News Media:  Denise VanBuren   (845) 471-8323

           CH Energy Group Authorizes Common Stock Repurchase Program (Poughkeepsie, NY) CH Energy Group, Inc. (NYSE: CHG) today announced that its Board of Directors has authorized a common stock repurchase program to buy up to 4,000,000 shares or approximately 25 percent of its outstanding common stock during the next five years. The corporation's Board of Directors has targeted 800,000 shares for repurchase during the first year of the program beginning on August 1, 2002, which it is anticipated will be implemented through open market purchases.

      "We've undertaken a thorough review of options to re-deploy capital received through our power plant divestitures, and we've determined that a conservative strategy of reinvesting in our core energy delivery and energy services businesses is the best course. After projecting the capital investments we anticipate making in these core businesses, including acquisitions, we've concluded that we have surplus cash and under-utilized debt capacity - and we intend to use those resources to fund repurchases of our common stock," explained Paul J. Ganci, Chairman of the Board, President and Chief Executive Officer.

      "These repurchases will return the surplus in a tax-efficient manner for the participating shareholders. Shareholders who elect to retain their shares will benefit from the positive impact the repurchase will have on earnings per share going forward," he said.

      The repurchase program may begin immediately and may be modified, suspended or terminated at any time without notice. The extent to which the Company repurchases any of its shares and the timing of any such repurchases will depend upon market conditions, share price, share availability, and other factors, and will be at the discretion of the Company.

      Lazard LLC will act as repurchase agent.

About CH Energy Group, Inc.:

        CH Energy Group, Inc. and its subsidiaries deliver energy and energy services to more than 420,000 customers in several Northeastern states. The regional energy firm, which is headquartered in Poughkeepsie, New York, is comprised of two primary subsidiaries: Central Hudson Gas & Electric Corporation and Central Hudson Energy Services, Inc.

      Central Hudson Gas & Electric ("Central Hudson") is a regulated utility delivering natural gas and electricity in a 2,600-square-mile service territory extending from the suburbs of metropolitan New York City north to the Capital District at Albany. As a utility, it has provided its customers with overall electric bills significantly below those of other utilities in New York State and the Northeast. In particular, since deregulation, Central Hudson has established a proven track record in offering its customers extremely competitive prices for energy delivery. Strengthened by relationships that stretch back as far as 150 years with the communities of the Mid-Hudson Valley, Central Hudson is also considered an industry leader in lowering costs and introducing innovative technology and service reliability improvements - all of which are focused on continually increasing customer satisfaction.

      Central Hudson Energy Services incorporates business units that supply fuel oil, natural gas, propane and motor fuels, as well as a full menu of energy services, to more than 75,000 customers in 11 states. Its regional footprint stretches from markets in New England to those of the Washington, D.C. metropolitan area.

                                      # # #

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67, and within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words including "anticipates," "believes," "projects," "intends," "estimates," "expects," "plans," and similar expressions. The Company cautions readers that forward-looking statements, including without limitation, those relating to the Company's future business prospects, revenues, proceeds, working capital, liquidity, income and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors including those identified from time-to-time in the Company's reports filed with the SEC. All forward-looking statements are intended to be subject to the safe harbor protections provided by the laws mentioned above. A number of important factors affecting the Company's business and financial results could cause actual results to differ materially from those stated in the forward-looking statements. Those factors include, but are not limited to, weather; energy supply and demand; fuel prices, interest rates, potential future acquisitions, developments in the legislative, regulatory and competitive environment and market risks; electric and gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs and the success of strategies to satisfy power requirements now that Central Hudson's electric generation has been sold; future market prices for energy, capacity and ancillary services; the outcome of pending litigation; and certain environmental matters, particularly industrial waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism.